PROSPECTUS SUPPLEMENT                                 EXHIBIT 99.1
(To Prospectus dated February 17, 2006)               REGISTRATION NO. 333-43766


                             [HOLDRS SOFTWARE logo]



                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                        Primary
                                                             Share      Trading
                Name of Company (1)               Ticker    Amounts     Market
     -----------------------------------------    ------    -------     ------
     Adobe Systems Incorporated                    ADBE       13.38     NASDAQ
     BMC Software, Inc.                            BMC          7        NYSE
     Check Point Software Technologies Ltd.        CHKP         6       NASDAQ
     CA, Inc.                                       CA         17        NYSE
     Intuit Inc.                                   INTU         6       NASDAQ
     Microsoft Corporation                         MSFT        30       NASDAQ
     Nuance Communications Inc.                    NUAN        .77      NASDAQ
     Openwave Systems Inc.                         OPWV      0.6667     NASDAQ
     Oracle Corporation                            ORCL        24       NASDAQ
     SAP AG-preference shares *                    SAP         16        NYSE
     Sapient Corporation                           SAPE         3       NASDAQ
     Symantec Corporation                          SYMC      7.8694     NASDAQ
     TIBCO Software Inc.                           TIBX         5       NASDAQ
     --------------------------------------


(1) As a result of the merger of Micromuse Inc. (NASDAQ ticker "MUSE" ) and IBM, Micromuse Inc. will no longer be an underlying constituent of the Software HOLDRS Trust. For each share of Micromuse Inc. held, shareholders received $10.00 in cash. For the 2 shares of Micromuse Inc. per 100 shares round lot of Software HOLDRS, The Bank of New York received $20.00 and distributed the cash at a rate of $0.20 per depositary share of "SWH" on February 24, 2006.

* The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.



         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.